                                                                   EXHIBIT 10.34



                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into as of July 23, 2001 by and among NANCI FREEMAN, a resident of the State of California ("Employee"), and Crown Crafts, Inc., a Georgia corporation ("Employer").

                                   WITNESSETH:

         WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of their employment relationship;

         NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1. Employment and Duties. Employer hereby employs Employee to serve as President and Chief Executive Officer of CCIP, a wholly owned subsidiary of Employer and to perform such other duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote her full time and effort to her duties hereunder.

         2. Term. Subject to the provisions regarding Termination as set forth in Section 10 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the date hereof and shall end on March 31, 2004 ("Initial Period") unless Employee dies before the end of the Initial Period, provided that the term of this Agreement shall after March 31, 2003 be extended automatically on the 1st day of each month for one additional month so that this Agreement shall always be for a full one-year period unless the Employer or the Employee shall affirmatively decide and notify the other to the contrary in writing of its or her intention that this Agreement shall not be so extended, in which event this Agreement shall terminate at the end of the one year period following such notice.

         3. Compensation. For all services to be rendered by Employee during the term of this Agreement, Employer shall pay Employee in accordance with the terms set forth in Exhibit A, net of applicable withholdings, payable in bi-weekly installments except all bonuses, if any, will be paid annually in July of each year.

         4. Expenses. So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Employer of, all reasonable expenses which are consistent with the normal policy of Employer in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

         5. Employee Benefits. So long as Employee is employed hereunder, Employee shall be entitled to participate in the various employee benefit programs available to similarly-situated employees which are adopted by Employer from time to time.

         6. Vacation. Employee shall be entitled to twenty (20) days annual vacation.

         7. Confidentiality. In Employee's position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to Employer and has developed and will continue to develop relationships with customers, employees and others who deal with Employer which are of value to Employer. Employer requires, as a condition to Employee's employment with Employer, that Employee agree to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

                  7.1 Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that she shall bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with Employer.

                  7.2 For the purposes of this Section 7, the following definitions shall apply:

                           7.2.1 "Trade Secret" shall mean the identity and
addresses of customers of Employer, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of Employer) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

                           7.2.2 "Confidential Information" shall mean any data
or information, other than Trade Secrets, which is material to Employer and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of Employer (as hereinafter defined), the details of this Agreement, Employer's business plans and financial statements and projections, information as to the capabilities of Employer's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services Employer may offer or provide to the customers it serves, to the extent such information is material to Employer and not generally known by the public.

                           7.2.3 "Business Opportunities" shall mean all
activities of the type conducted, authorized, offered, or provided to the Employer by Employee prior to termination of her employment hereunder, including the duties performed by the Employee under Section 1, "Employment and Duties", of this Agreement. For purpose of reference, such activities as of the date of the commencement of this Agreement include the business of manufacturing, marketing and distribution of infant bedding, infant blankets, infant accessories, infant bibs, infant bath items and infant gift sets and the Employer's operations and activities related thereto.

                           7.2.4 Notwithstanding the definitions of Trade
Secrets, Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                                    (i) that is or becomes generally known to
the public;

                                    (ii) that is already known by Employee or is
developed by Employee after termination of employment through entirely independent efforts;

                                    (iii) that Employee obtains from an
independent source having a bona fide right to use and disclose such information;

                                    (iv) that is required to be disclosed by
law, except to the extent eligible for special treatment under an appropriate protective order; or

                                    (v) that Employer's Board of Directors
approves for release.

         7.3 Employee shall not, without the prior approval of Employer's Board of Directors, during her employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of Employer to use, disclose, or gain access to, any Trade Secrets.

         8. Observance of Security Measures. During Employee's employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information and Business Opportunities.

         9. Return of Materials. Upon the request of Employer and, in any event, upon the termination of her employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to her from any source by virtue of her employment with Employer.

         10. Termination.

                  10.1 During the term of this Agreement, Employee's employment may be terminated (i) at the election of Employer for Cause; (ii) at Employee's election for Good Reason; (iii) upon Employee's death; (iv) at the election of either party, upon Employee's disability resulting in an inability to perform the duties described in Section 1 of this Agreement for a period of 180 consecutive days; (v) as set forth in Section 13 of this Agreement; or (vi) by mutual written agreement of Employer and Employee.

                  10.2 Cause. For purposes of this Agreement, a termination of employment is for "Cause" if the Employee has been convicted of a felony or if the termination is evidenced by a resolution adopted in good faith by two-thirds (2/3) of the Board that the Employee (i) intentionally and continually failed substantially to perform her reasonably assigned duties with the Employer (other than a failure resulting from the Employee's incapacity due to physical or mental illness or from the Employee's assignment of duties that would constitute "Good Reason" as hereinafter defined) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed substantially to perform, or (ii) intentionally engaged in illegal conduct or gross misconduct which results in material economic harm to the Employer; provided, however, that no termination of the Employee's employment shall be for Cause as set forth in clause (ii) above until (x) there shall have been delivered to the Employee a copy of a written notice setting forth that the Employee was guilty of the conduct set forth in clause (ii) and specifying the particulars thereof in detail, and (y) the Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Employee's counsel if the Employee so desires). No act, or failure to act, on the Employee's part, shall be considered "intentional" unless the Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Employee's action or failure to act was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of any senior officer of the Employer or based upon the advice of counsel for the Employer shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Employer. Any termination of the Employee's employment by the Employer hereunder shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section 10.2

                  10.3 For purposes of this Agreement, "Good Reason" shall mean a good faith determination by the Employee, in the Employee's sole and absolute judgment, that any one or more of the following events or conditions has occurred, without the Employee's express written consent:

                           (i) The assignment to the Employee of any duties
inconsistent with the Employee's position (including, without limitation, status, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Employer that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose isolated and inadvertent action not taken in bad faith and remedied by the Employer promptly after receipt of notice thereof given by the Employee;

                           (ii) A material reduction by the Employer of the
Employee's base salary as the same may be increased from time to time, or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which the Employee is covered which adversely affects the Employee;

                           (iii) any failure to pay the Employee any
compensation or benefits to which she is entitled within five (5) days of the date due;

                           (iv) the Employer's requiring the Employee to be
based anywhere other than within fifty (50) miles of the Employee's job location, except for reasonably required travel on the Employer's business which is not materially increased;

                           (v) without replacement by a plan providing benefits
to the Employee substantially equivalent to or greater than those discontinued, the failure by the Employer to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement, in which the Employee participates, or the taking of any action by the Employer that would adversely affect the Employee's participation or materially reduce the Employee's benefits under any of such plans;

                           (vi) the taking of any action by the Employer that
would materially adversely affect the physical conditions in or under which the Employee performs her employment duties, provided that the Employer may take action with respect to such conditions so long as such conditions are at least commensurate with the conditions in or under which an officer of the Employee's status would customarily perform her employment duties;

                           (vii) the insolvency or the filing of a petition for
bankruptcy by the Employer;

                           (viii) any purported termination of the Employee's
employment for Cause by the Employer which does not comply with the terms of
Section 10.2 hereof; or

                           (ix) any breach by the Employer of any material
provision of this Agreement.

         The Employee's right to terminate her employment pursuant to this
Section 10.3 shall not be affected by her incapacity due to physical or mental illness.

                  10.4 If this Agreement is terminated either pursuant to Cause, Employee's death or Employee's disability, Employee shall receive no further compensation or benefits, other than Employee's salary and other compensation as accrued through the date of such termination.

                  10.5 If this Agreement is terminated at the Employer's election without Cause or at the election of Employee for Good Reason, Employee shall be entitled to those benefits to which Employee would be entitled if a Change in Control would have occurred as set forth in Section 13 hereof, and Employee shall be entitled to payment of her compensation, on a bi-weekly basis, during the Restricted Period, as defined in Section 12.1 hereof.

         11. Notices. All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:



Employer:                          Crown Crafts, Inc.
                                   1500 RiverEdge Parkway
                                   Suite 200
                                   Atlanta, Georgia  30328
                                   Attn:  E. Randall Chestnut, President

with a copy to:                    Rogers & Hardin LLP
                                   2700 Cain Tower
                                   229 Peachtree Street
                                   Atlanta, Georgia  30303
                                   Attn:  Steven E. Fox, Esquire


Employee:                          Nanci Freeman
                                   3000 Via Alvarado
                                   Palos Verdes Estates, CA 90274


with a copy to:                    Troutman Sanders LLP
                                   600 Peachtree Street, NE
                                   Suite 5200
                                   Atlanta, Georgia  30308
                                   Attn: Neal H. Ray, Esq.



         12. Restrictive Covenants

                  12.1 For purposes of this Agreement, the following terms shall have the following respective meanings:

                           "Competing Business" means a business that, wholly or
partly, directly or indirectly, engages in manufacturing, marketing and distribution of infant bedding, infant blankets, infant accessories, infant bibs, infant bath items or infant gift sets.

                           "Competitive Position" means: (A) Employee's direct
or indirect equity ownership (excluding ownership of less than one percent (1%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (B) Employee serving as a director, officer, consultant, lender, joint venturer, partner, agent, advisor or independent contractor of or to any Competing Business (except where Employee's duties would relate to divisions or activities which do not compete with the Employer); or (C) any employment arrangement between Employee and any Competing Business whereby Employee is required to perform services for the Competing Business substantially similar to those that Employee performed for the Employer.

                           "Restricted Territory" means the area within a 35
mile radius of the city limits of the cities listed on Schedule 12, attached hereto.

                           "Restricted Period" means a period of time that is
one (1) year following termination of this Agreement.

                  12.2 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or attempt to enter into a Competitive Position in the Restricted Territory at any time during her employment with the Employer and during the Restricted Period.

                  12.3 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit, entice or induce any customer of the Employer (or any actively sought or prospective customer of the Employer) in which Employee had direct or indirect contact during the Term for or on behalf of any Competing Business in the Restricted Territory at any time during her employment with the Employer and during the Restricted Period.

                  12.4 Employee agrees that she will not, without the prior written consent of the Board, either directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any "key or material" employee, consultant, contractor or other personnel of the Employer in the Restricted Territory to terminate, alter or lessen that party's affiliation with the Employer or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Employer at any time during her employment with the Employer or for a period of two years thereafter. For purposes of this subsection (d), "key or material" employees, consultants, contractors or other personnel shall mean those such persons or entities who have direct access to or have had substantial exposure to Confidential Information or Trade Secrets.

                  12.5 Notwithstanding any expiration or termination of the Term, the provisions of this Section 12 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

         13. Change in Control.

                  The benefits provided in this Section 13 shall be payable to Employee if: (i) there shall have been a Change in Control of Employer, as set forth in this Section 13, (ii) Employee is employed by Employer at such time, and (iii) this Agreement is not specifically assumed by the new Control Party with the Employee retaining the same responsibilities, job location and benefits other than job title.

                  13.1 "Change in Control" shall mean:

                           13.1.1 any transaction, whether by merger,
consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the Securities Exchange Act of 1934, as amended) by any person or entity or any group of persons or entities acting in concert, of 20% or more of the outstanding shares of common stock of Employer; provided, that, in determining whether a Change in Control has occurred, shares acquired by Bank of America, N.A., The Prudential Insurance Company of America and Wachovia Bank, N.A. pursuant to that certain Subordinated Note and Warrant Purchase Agreement dated as of July 23, 2001 shall not be included.

                           13.1.2 the sale of all or substantially all of the
assets of Employer; or

                           13.1.3 the liquidation of Employer.

                  13.2 If there occurs a Change in Control of Employer, Employee shall be entitled within 90 days after the date of closing of the transaction effecting such Change in Control to deliver to Employer written notice of termination of this Agreement whereupon Employer shall pay to Employee a lump sum cash payment in an amount equal to the then current compensation and benefits, including salary, bonuses, all perquisites, and all other forms of compensation that would be remaining under the applicable terms of the Agreement then in effect for the greater of the remaining term of this Agreement or one
(1) year. This payment shall be paid to Employee by Employer within 30 days after the delivery of such notice of termination by Employee to Employer.

         14. Miscellaneous.

                  14.1 This Agreement, together with Exhibits A, B, C and
Schedule 12, constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

                  14.2 This Agreement shall be governed by the laws of the State of Georgia.

                  14.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

                  14.4 Time is of the essence in this Agreement.

                  14.5 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by Employee without the prior written consent of Employer.

                  14.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                                             "Employee"


/s/ DEBRA L. DUNNE                                           /s/ NANCI FREEMAN                   (SEAL)
-----------------------------------------------------        ------------------------------------
Witness                                                      Nanci Freeman




ATTEST:                                                      "Employer"


                                                             CROWN CRAFTS, INC.


By:      /s/ ROBERT A. ENHOLM                                /s/ E. RANDALL CHESTNUT
   --------------------------------------------------        ------------------------------------

                                    , Secretary              President & CEO
   ---------------------------------                         ------------------------------------


             (CORPORATE SEAL)

(STAMP)

                                    Exhibit A
                     to Employment Agreement By and Between
                                Nanci Freeman and
                            Crown Crafts, Inc., Inc.


                              Employee Compensation

Capitalized terms used herein and not defined shall have the meanings set forth in the Employment Agreement.

BASE SALARY:  $225,000 per year subject to annual increases of at least 5%.

LONG TERM INCENTIVES: Restricted Stock Grant for 150,000 shares of the Employer's Common Stock to be adjusted to maintain the Employee's ownership percentage upon exercise of warrants by Bank of America, N.A., The Prudential Insurance Company of America and Wachovia, N.A. and should Employee elect income tax treatment for such grant under Section 83(b) of the Internal Revenue Code, Employer to loan Employee 83(b) election costs to be repaid over three (3) year period by biweekly payroll deduction, interest free or such shorter period as mutually agreed by Employer and Employee; provided, however, that if such 150,000 shares are not granted (at no cost to Employee other than taxes) on or before the date of this Agreement, Employee may elect instead to receive a payment of $270,000, payable by Employer based on the Senior Management Compensation Strategy Report dated June 29, 2001 prepared by SCA Consulting which will be payable three years from the time when the stock should have been granted. This cash payment will vest 1/3 at the end of year one, 2/3 at the end of year two and be fully vested at the end of year three. In the event of Termination without Cause, this cash payment will vest 100% at the time of Termination and will become immediately payable.

BONUS: Payable each July, as follows for Fiscal Year 2002, and thereafter, based on a performance matrix established against budgets and approved by the Employer's Board of Directors. See Exhibit B and Exhibit C attached hereto.

                     Target Bonus
                 ------------------
                   % of
         Salary   Salary   $ Amount    10%     20%      30%      40%       50%      60%      70%      80%      90%     100%
        -------- --------  -------- -------- -------- -------- -------- -------- -------- -------- -------- -------- --------
Nanci
Freeman $225,000       40%   90,000    9,000   18,000   27,000   36,000   45,000   54,000   63,000   72,000   81,000   90,000


AUTO ALLOWANCE: Cost of automobile and all operating expenses.

INSURANCE: Employee's and her dependents' hospitalization, dental, life insurance and 401(k) plans as adopted by the Employer's Board of Directors for similarly-situated employees of the Employer, subject to the terms of such plans.

                                   SCHEDULE 12



1.       Bentonville, Arkansas

2.       Paramus, New Jersey

3.       Troy, Michigan

4.       Minneapolis, Minnesota

5.       Burlington, New Jersey

6.       New York, New York

7.       Plano, Texas

8.       Chicago, Illinois

                                   EXHIBIT "B"



PROPOSED ANNUAL CASH PAY

THE PROPOSED ANNUAL BONUSES WILL BE DRIVEN BY EBITDA (see facing exhibit)


o        Cash bonuses will be awarded based on Corporate or division EBITDA

         - At 90% of target EBITDA, the bonus is 5% of target maximum bonus

         - Above 91% of EBITDA, each additional 0.10% of EBITDA results in incremental 1.0% of bonus

o EBITDA targets for maximum bonuses are set higher than EBITDA levels shared with on April 20, 2001

o        In FY2002, CCIP bonuses are calculated independently of Pillow Buddies.
         CCIP and Buddies are combined for all years thereafter

o        Hamco and Burgundy are combined for purposes of calculating bonuses

o In FY2002, Corporate level bonuses will be based on performance from transaction (August 2001) through March 2002, which includes 8 months of corporate expenses and post-close transition expenses

         - Other business lines will be based on full fiscal year results without respect to corporate or transition expenses

                                   EXHIBIT "C"


FY2002 BONUS STRUCTURE

                                             HAMCO/
                                            BURGUNDY
                            CCIP (3)           (4)          CHURCHILL         PB (3)        CORP. (5)         TOTAL
                          ------------    ------------    ------------    ------------    ------------    ------------
EBITDA - BONUS (1)        $      6,553    $      7,335    $        637    $        824    $      8,209    $     11,722
EBITDA - LENDERS (2)      $      5,974    $      7,135    $        537    $        624    $      7,539    $     10,643

TARGET BONUS POTENTIAL    $        324    $         89    $         46    $          0    $        274    $        733

BONUS PAYOUTS


                                                                           TOTAL CASH      EBITDA
                    % BONUS                                                   BONUS        BEFORE        EBITDA         EXCESS
% TARGET EBITDA       (6)                                                     PAYOUT        BONUS        W/BONUS       BONUS (7)
------------------  -------   -------  -------  -------  -------  -------  ------------  ------------  ------------  ------------
90%                       5%  $    16  $     4  $     2  $     0  $    14  $         37  $     10,187  $     10,150  $         37
91%                      10%  $    32  $     9  $     5  $     0  $    27  $         73  $     10,341  $     10,267  $         73
92%                      20%  $    65  $    18  $     9  $     0  $    55  $        147  $     10,494  $     10,348  $        147
93%                      30%  $    97  $    27  $    14  $     0  $    82  $        220  $     10,648  $     10,428  $        215
94%                      40%  $   130  $    35  $    18  $     0  $   110  $        293  $     10,801  $     10,508  $        135
95%                      50%  $   162  $    44  $    23  $     0  $   137  $        366  $     10,955  $     10,588  $         55
96%                      60%  $   195  $    53  $    27  $     0  $   164  $        440  $     11,108  $     10,669  $          0
97%                      70%  $   227  $    62  $    32  $     0  $   192  $        513  $     11,262  $     10,749  $          0
98%                      80%  $   260  $    71  $    37  $     0  $   219  $        586  $     11,415  $     10,829  $          0
99%                      90%  $   292  $    80  $    41  $     0  $   247  $        659  $     11,569  $     10,909  $          0
100%                    100%  $   324  $    89  $    46  $     0  $   274  $        733  $     11,722  $     10,989  $          0



(1) 'EBITDA - Bonus' represents EBITDA targets for 100% bonus, which is set higher than EBITDA levels shared with lenders.

(2) 'EBITDA - Lenders' represents EBITDA levels shared with lenders on April 20, 2001.

(3) In FY2002 CCIP bonuses are calculated independently of Pillow Buddies. CCIP and Pillow Buddies combined all years thereafter.

(4) Hamco and Burgundy are combined for purposes of calculating bonuses.

(5) In FY2002, Corporate level bonuses will be based on performance from transaction close (August 2001) through March 2002, which includes 8 months of corporate expenses and all post-close transition expenses. Other business lines will be based on full fiscal year results without respect to corporate or transition expenses.

(6) Above 91% of EBITDA, each additional 0.10% of EBITDA will result in incremental 1.0% of bonus.

(7) Excess bonus relative to lenders' anticipated EBITDA level.